Exhibit 99.1
The Goldman Sachs Group, Inc. | 200 West Street | New York, New York 10282
DEBORA SPAR TO JOIN GOLDMAN SACHS BOARD OF DIRECTORS
LONDON, June 16, 2011 — The Board of Directors of The Goldman Sachs Group, Inc. (NYSE: GS) today announced the election of Debora L. Spar as an independent director of the firm effective immediately. Dr. Spar’s election expands the Board to 11 directors, nine of whom are independent directors. Dr. Spar will be a member of each of the firm’s Audit, Risk, Compensation and Corporate Governance and Nominating committees.
“Debora’s valuable and independent perspective on finance and business, emerging markets and recruitment, particularly of women, will be a tremendous asset for Goldman Sachs in the years ahead,” said Lloyd C. Blankfein, Chairman and CEO of The Goldman Sachs Group, Inc.
Dr. Spar is President of Barnard College, the historic liberal arts college for women in New York City. Prior to joining Barnard in July 2008, Dr. Spar spent 17 years on the faculty of Harvard Business School. She joined Harvard in 1991, holding a number of positions including the Spangler Family Professor of Business Administration from 2005 to 2008, Director of the Division of Research and Faculty Development from 2005 to 2007, Senior Associate Dean for Recruiting from 2004 to 2005, and Chair of the Business, Government and the International Economy Unit from 1999-2004.
Her research has focused on issues of international political economy, examining how rules are established in new or emerging markets and how firms and governments together shape the evolving global economy. She is a magna cum laude graduate of the Georgetown University School of Foreign Service and holds a doctorate from Harvard.
Dr. Spar is a member of the Council on Foreign Relations; a member of the Board of Trustees of The Nightingale-Bamford School; and a member of the American Academy of Arts & Sciences.
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The Goldman Sachs Group, Inc. is a leading global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. Founded in 1869, the firm is headquartered in New York and maintains offices in all major financial centers around the world.

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